Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES Q3 RESULTS;

EPS OF $.05 FOR 2006 vs NON-GAAP EPS OF $.02 FOR 2005

MEDWAY, MA, November 2, 2006 — Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the third quarter ended September 30, 2006. Net sales for the third quarter 2006 were $29,849,000, compared to $26,690,000 for the third quarter 2005, an increase of 12%. On a GAAP basis, the Company reported net income for the third quarter of 2006 of $817,000, or $.05 per diluted share, compared to a net loss of $3,535,000, or $(.23) per diluted share, for the corresponding period of 2005. Excluding a third quarter 2005 litigation-related charge, and after an adjustment to the tax provision as described below, the Company’s third quarter 2005 non-GAAP net income was $346,000, or $.02 per diluted share.

For the nine months ended September 30, 2006, net sales were $88,712,000, compared to $78,646,000 for 2005, an increase of 13%. On a GAAP basis, the Company reported net income for the nine months ended September 30, 2006 of $17,592,000, or $1.05 per diluted share, compared to a net loss of $2,378,000, or $(.16) per diluted share, for the corresponding period of 2005. Excluding a second quarter 2006 reduction of the valuation reserve for deferred taxes and the third quarter 2005 litigation-related charge, and after adjustments to the Company’s tax provision for each period as described below, the Company’s non-GAAP net income for the nine months ended September 30, 2006 was $2,287,000, or $.14 per diluted share, compared to non-GAAP net income of $1,073,000, or $.07 per diluted share, for the corresponding 2005 period.

Actual GAAP results for the nine months ended September 30, 2006, include a $14,421,000 reduction in the Company’s deferred tax valuation reserve, resulting in a net tax benefit of $13,735,000 for the nine months ended September 30, 2006. Actual GAAP results for the third quarter and nine months ended September 24, 2005 included an increase in the Company’s litigation reserve resulting in a pre-tax charge of $4,101,000. This increase in the litigation reserve reflected the jury verdict in a patent infringement case and the reversal on appeal of a summary judgment in favor of the Company in another patent infringement case. The Company’s appeal of the jury verdict is pending and it continues to vigorously defend the other patent infringement suit which has since returned to the trial level.

The Company’s deferred tax valuation reserve was reduced effective July 1, 2006, and the GAAP results for the quarter and nine months ended September 30, 2006 include a third quarter 2006 tax provision reflecting an effective tax rate of approximately 41%. The 2006 non-GAAP results include a tax provision calculated as though the Company’s effective tax rate for the third quarter 2006 was applicable for all of the first nine months of 2006, while the 2005 non-GAAP results include a tax provision at approximately the same effective rate. The non-GAAP adjustments have been made to provide a basis for reviewing the Company’s operating performance on a consistent basis for all of the periods presented.

John Aglialoro, Chairman and CEO, stated, “We are excited about our re-entry into the high-end consumer market with our recent introduction of our Consumer Arc Trainer. The Company is aggressively advancing our new product development pace and CYBEX is poised for an exciting new product line-up for 2007.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - ACTUAL

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Net sales	$29,849	$26,690	$88,712	$78,646
Cost of sales	19,269	17,143	56,719	50,593

Gross profit	10,580	9,547	31,993	28,053
As a percentage of sales	35.4%	35.8%	36.1%	35.7%
Selling, general and administrative expenses	9,052	8,276	26,973	24,325
Litigation charges	—	4,101	—	4,101

Operating income (loss)	1,528	(2,830)	5,020	(373)
Interest expense, net	150	679	1,163	1,894

Income (loss) before income taxes	1,378	(3,509)	3,857	(2,267)
Income tax provision (benefit)	561	26	(13,735)	111

Net income (loss)	$817	$(3,535)	$17,592	$(2,378)

Basic net income (loss) per share	$.05	$(.23)	$1.09	$(.16)

Diluted net income (loss) per share	$.05	$(.23)	$1.05	$(.16)

Shares used in computing basic net income (loss) per share	17,185	15,130	16,128	15,119

Shares used in computing diluted net income (loss) per share	17,807	15,130	16,794	15,119

-more-

CYBEX INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
GAAP net income (loss)	$817	$(3,535)	$17,592	$(2,378)

Adjustments
Income tax provision	—	(220)	(15,305)	(650)
Litigation charges	—	4,101	—	4,101

Non-GAAP net income	$817	346	$2,287	$1,073

Basic net income (loss) per share	$.05	$(.23)	$1.09	$(.16)

Adjustments	—	.25	(.95)	.23

Non-GAAP basic net income per share	$.05	$.02	$.14	$.07

Diluted net income (loss) per share	$.05	$(.23)	$1.05	$(.16)
Adjustments	—	.25	(.91)	.23

Non-GAAP diluted net income per share	$.05	$.02	$.14	$.07

Shares used in computing basic net income per share	17,185	15,130	16,128	15,119

Shares used in computing diluted net income per share	17,807	15,715	16,794	15,710

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash	$2,327	$807
Accounts receivable, net	15,174	18,320
Inventories	9,791	9,258
Prepaid expenses and other	3,319	2,707
Deferred tax asset	4,140	—

Total current assets	34,751	31,092
Property and equipment, net	12,193	12,124
Goodwill	11,247	11,247
Deferred tax asset	9,699	—
Other assets	1,277	1,209

	$69,167	$55,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$3,929
Current portion of capital leases	323	481
Accounts payable	6,109	5,918
Accrued expenses	17,468	16,286

Total current liabilities	23,900	26,614
Long-term debt	—	9,730
Capital leases, excluding current portion	120	332
Other liabilities	1,960	2,808

Total liabilities	25,980	39,484
Stockholders’ equity	43,187	16,188

	$69,167	$55,672

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